Exhibit (d)(4)

APPENDIX A

As amended August 6, 2014*

Fund	Annual Fee as a Percent of Average Daily Net Assets
AR Capital Real Estate Income Fund	0.80%
AR Capital Dividend and Value Fund	0.70%
AR Capital BDC Income Fund	0.90%
AR Capital Global Real Estate Income Fund	0.90%

REALTY CAPITAL INCOME FUNDS TRUST		NATIONAL FUND ADVISORS, LLC

By:	/s/ John H. Grady	By:	/s/ John H. Grady
Name:	John H. Grady	Name:	John H. Grady
Title:	President	Title:	President

* Amended solely to reflect the name change of the AR Capital International Real Estate Income Fund to the AR Capital Global Real Estate Income Fund